UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 8, 2005 (June 14, 2005)

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

Glen L. Larsen Building
877 North 8th West Riverton, WY		82501
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (307) 856-9271

Not Applicable
Former Name, Former Address or Former Fiscal Year,, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

 ☐ Written communications pursuant to Rule 425 under the Securities Act
 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 8: Other Events

Item 8.01. Other Events

U.S. Energy Corp. reports that it has paid cash to completely retire the $3 million loan it owed to Geddes and Company. Repayment of the loan brings to $11.2 million the amount of debt retired or converted by USEG in 2005 as part of USEG’s restructuring to benefit from the resurgent markets in uranium, vanadium, molybdenum and gold.

USEG repaid the Geddes loan with proceeds from the sale of its coal bed methane subsidiary, Rocky Mountain Gas, Inc. (RMG) to Enterra Energy Trust (TSX: ENT.UN, NASDAQ: EENC) on June 1. After an initial payment of $500,000 at the Enterra closing, the $2.5 million remaining principal and interest had been scheduled for repayment in ten monthly installments beginning in July 2005 and ending in April 2006. However, USEG repaid the entire outstanding balance with interest on August 1, 2005. Crested Corp. (a majority-owned subsidiary of USEG) participated in the sale of RMG. For more information on the sale of RMG, see the Form 8-K filed by USEG on June 7, 2005.

In the first quarter of 2005, USEG borrowed $4,720,000 in face amount debentures, which included interest at 6%, from a group of seven accredited investors. Five payments of 20% in either cash or USEG restricted common stock were due every six months beginning Aug. 4, 2005. However, prior to the first payment, the investors exercised their option to convert the entire debentures to 1,942,387 shares of USEG restricted common stock. The first conversion was made on June 14, 2005 and the last conversion was made on July 15, 2005. Resale of these shares is covered by a Form S-3 registration statement.

The sale of RMG also resulted in the repayment by Enterra of approximately $3,500,000 to Petrobridge Investment Management, a mezzanine credit facility. RMG’s wholly owned subsidiary, RMG I, had used the Petrobridge loan to finance a portion of its purchase of Hi-Pro Production, a Gillette, Wyoming coal bed methane company. The Hi-Pro properties, along with RMG’s other coal bed methane gas interests, were included in the sale of RMG to Enterra. RMG’s equity stake in Pinnacle Gas Resources, Inc. (a private coal bed methane company) was not included in the sale to Enterra; that stake was assigned pro rata to USEG and CBAG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: August 8, 2005	By:	/s/Keith G. Larsen
President, U.S. Energy Corp.